SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2005 (April 1, 2005)

OCA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13457	72-1278948

(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification Number)

3850 N. Causeway Boulevard, Suite 800
Metairie, Louisiana	70002

(Address of Principal Executive Offices)	(Zip Code)

(504) 834-4392
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed from Last Report)

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
SIGNATURES

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective April 1, 2005, OCA, Inc. (the “Company”) entered into a Second Amendment and Waiver (the “Amendment”) to the Company’s credit facility with a group of lenders that includes Bank of America, N.A., Bank One, N.A., U.S. Bank National Association, LaSalle Bank National Association, Hibernia National Bank, Whitney National Bank and Commercebank, N.A.

Under the Amendment, the lenders waived any default or event of default resulting from the Company’s failure to timely (a) file its annual report on Form 10-K for the fiscal year ended December 31, 2004 with the Securities and Exchange Commission and (b) deliver audited financial statements for the year ended December 31, 2004 to the lenders. The Amendment extends the deadline under the Credit Agreement for filing the 2004 Form 10-K to May 31, 2005 and extends the deadline for delivering audited 2004 financial statements to the lenders to May 31, 2005 or, if earlier, when the financial statements become available.

The Amendment limits the amount of funds available for borrowing under the revolving line of credit component of the credit facility to an aggregate of $90.0 million, rather than $100.0 million, until the Company has delivered audited 2004 financial statements and a related compliance certificate to the lenders and filed its 2004 Form 10-K with the SEC. The Amendment also restricts the Company’s use of funds borrowed under the credit facility during that period to the funding of ordinary course business expenses and the working capital needs of the Company. At March 31, 2005, there was $85.6 million of debt outstanding under the revolving line of credit. The Company also had $6.0 million of debt outstanding under the term loan component of the credit facility at March 31, 2005, compared to $8.1 million at December 31, 2004. The Company intends to continue its strategy of developing de novo centers for affiliated practices seeking to expand. The Company currently believes that this temporary limitation on borrowing under the credit facility will not have a material adverse effect on the Company’s liquidity or ability to fund its operations and growth.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCA, INC.
By:	/s/ David E. Verret
David E. Verret
Senior Vice President of Finance and Chief Financial Officer

Date: April 6, 2005

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